Exhibit 99.1

For Immediate Release

Veracyte to Acquire HalioDx,

Positioning for Global Cancer Diagnostics Growth

Fueling growth by enabling IVD test development and manufacturing, deepening scientific capabilities and expanding cancer diagnostics scope to 8 of the 10 top cancers in the U.S.

Investor conference call and webcast today at 8:00 a.m. ET

SOUTH SAN FRANCISCO, Calif., June 1, 2021 — Veracyte, Inc. (Nasdaq: VCYT) today announced it has reached the terms of an agreement to acquire HalioDx in a transaction to further accelerate growth and strengthen Veracyte’s global leadership in cancer diagnostics.

“The acquisition of HalioDx will further enable our long-term growth by providing key strategic capabilities to help us to execute on our powerful vision of improving outcomes for patients all over the world at every step of their journey,” said Bonnie Anderson, Veracyte’s executive chairwoman. “Our prior strategic acquisitions brought exclusive global access to a best-in-class diagnostic platform and a significantly expanded cancer testing menu. We believe HalioDx will help fuel our global growth by accelerating IVD test development and manufacturing operations in Europe and by expanding our scientific expertise into the emerging immuno-oncology field. Additionally, their commercial-stage colon cancer immune response test will broaden our testing menu to 8 of the top 10 cancers.”

HalioDx is an immuno-oncology diagnostics company providing oncologists and drug development organizations with first-in-class diagnostic products and services to guide cancer care and contribute to precision medicine. The company provides a unique range of immune assessment solutions, including its flagship Immunoscore® assay for assessing the immune contexture of a tumor as a key determinant of patients’ outcomes and response to cancer treatments. HalioDx has developed a unique biopharma partnering ecosystem for the identification of clinically relevant biomarker signatures, the demonstration of their utility in clinical trials and the development and commercialization of resulting IVD and companion diagnostic tests. The company operates CLIA-certified laboratories in the United States and France, as well as a manufacturing facility in France that develops, manufactures, and distributes in vitro diagnostic clinical products.

Strategic Benefits for Global Growth

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Enables Veracyte to develop and manufacture test kits for the nCounter diagnostic platform. The company plans to transition manufacturing of the kits, currently produced by NanoString, to HalioDx’s manufacturing facility in Marseille, France. This would further accelerate the expansion of test menu on the nCounter platform in Europe and other strategic global markets.

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Deepens Veracyte’s scientific capabilities. HalioDx’s unique Immunogram multimodal analysis platform offers potential pipeline development opportunities in a range of clinical indications and can serve as a platform to grow Veracyte’s biopharma partnering business. HalioDx’s deep expertise in immuno-oncology is complementary with Veracyte’s expertise in cancer genomics and large biorepository of genomic content built from whole transcriptome data.

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Expands Veracyte’s cancer diagnostics scope to 8 of the 10 top cancers by U.S. incidence. The addition of HalioDx’s Immunoscore® test to guide treatment decisions in colorectal cancer will further expand Veracyte’s menu of high-value advanced diagnostic tests that address unmet needs at multiple points in the patient care continuum.

Marc Stapley, Veracyte’s chief executive officer, said, “Adding HalioDx to Veracyte is a strategic investment that we believe will position the company to unlock its growth potential. With this acquisition, we will have the parts needed to expand our business globally. Veracyte plays an increasingly vital role in advancing patient outcomes and care, and I’m excited to bring my experience building and leading complex global organizations to the company. I look forward to partnering with Bonnie, who will oversee completion of this acquisition and lead the strategic integration, and to welcoming the HalioDx team to Veracyte so we can work together to improve care for patients all over the world.”

“Veracyte is a leading global diagnostics company with strong expertise in genomic testing through both centralized and distributed tests,” said Vincent Fert, HalioDx’s chairman and chief executive officer. “We are aligned with their mission to improve care for patients and believe our capabilities and expertise in immuno-oncology and diagnostic development and manufacturing are highly complementary to their business and strategic vision. The transaction gives us the opportunity to significantly accelerate the scale and scope of our offerings and continue investing in our innovative Immunogram multimodal analysis platform, which is proven in its ability to help biopharma partners understand and predict patient response to immunotherapy.”

Transaction Terms and Other Information

Upon completion of the required works council consultations, Veracyte expects that the shareholders of HalioDx will enter into a definitive purchase agreement with Veracyte for the purchase and sale of HalioDx. Upon the closing of the transaction, HalioDx will become a subsidiary of Veracyte. At closing, Veracyte will pay approximately €260 million in total consideration to HalioDx security holders, consisting of approximately €147 million in cash and up to approximately €113 million in stock, subject to customary purchase price adjustments. The number of Veracyte shares issued in the transaction will be based on a 10-day volume-weighted trading average of Veracyte shares prior to the closing date. However, without changing the total consideration paid at closing, Veracyte has the option, at its sole discretion, to substitute cash in lieu of shares in any amount up to the entire acquisition consideration. The transaction, which has been unanimously approved by Veracyte’s board of directors and is fully supported by the HalioDx board of directors, is expected to close in the third fiscal quarter of 2021, subject to the satisfaction of customary closing conditions, including foreign investment approval in France.

Veracyte expects the acquisition of HalioDx to be accretive to its revenue growth in 2021 and to expand the near-term addressable markets for Veracyte’s current and pipeline tests. Veracyte also expects the transaction to be strategically accretive to its gross margins once it transitions manufacturing of test kits to HalioDx for use on the nCounter Analysis System.

HalioDx’s operations and laboratories will remain in Marseille, France and Richmond, Virginia.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Veracyte, and Fenwick & West LLP and Latham & Watkins LLP are serving as Veracyte’s legal advisors in the United States and France, respectively. Shearman & Sterling LLP is serving as legal advisor to HalioDx.

Conference Call and Webcast Details

Veracyte will host a conference call and webcast on Tuesday, June 1, at 8:00 a.m. Eastern Time to discuss the transaction. The conference call will be streamed live via webcast from the company’s website at the following link: https://edge.media-server.com/mmc/p/7nbdhd3a. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investor.veracyte.com/events-presentations.

The conference call can be accessed as follows:

U.S./Canada participant dial-in number (toll-free):	(855) 541-0980
International participant dial-in number:	(970) 315-0440
Conference I.D.:	4412708

About Veracyte

Veracyte (Nasdaq: VCYT) is a global genomic diagnostics company that improves patient care by providing answers to clinical questions, informing diagnosis and treatment decisions throughout the patient journey in cancer and other diseases. The company’s growing menu of genomic tests leverages advances in genomic science and technology, enabling patients to avoid risky, costly diagnostic procedures and quicken time to appropriate treatment. The company’s tests in lung cancer, prostate cancer, breast cancer, thyroid cancer, bladder cancer and idiopathic pulmonary fibrosis are available to patients and its lymphoma subtyping and renal cancer tests are in development. With Veracyte’s exclusive global license to a best-in-class diagnostics instrument platform, the company is positioned to deliver its tests to patients worldwide. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, our statements related to our plans, objectives, expectations (financial and otherwise) or intentions with respect to the anticipated acquisition of HalioDx; statements regarding the expected timing for completion of the transaction; statements related to the expected benefits of the proposed transaction, including but not limited to, test menu expansion, future revenues, revenue growth and gross margin accretion, HalioDx’s Immunoscore® technology’s value in both clinical care, including in colorectal cancer diagnostics, and biopharma collaborations, and HalioDx’s manufacturing capabilities and potential synergies.

Forward-looking statements can be identified by words such as: “appears,” “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will,” “positioned,” “designed” and similar references to future periods. Actual results may differ materially from those projected or suggested in any forward-looking statements. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to, that definitive agreements may not be entered into and the transaction may not be pursued following works council consultation in France; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including a governmental entity may not grant a required regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the risk of stockholder litigation in connection with contemplated transaction; the retention of HalioDx employees and Veracyte’s ability to successfully integrate the HalioDx business; and risks inherent in the achievement of anticipated synergies and the timing thereof. Additional factors that may impact these forward-looking statements can be found in Item 1A –“Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 22, 2021 and in our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021. A copy of these documents can be found at the Investors section of our website at www.veracyte.com. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

Veracyte, the Veracyte logo, Decipher, Decipher GRID, Afirma, Percepta, Envisia, Prosigna, Lymphmark, “Know by Design” and “More about You” are registered trademarks of Veracyte, Inc. and its affiliates in the U.S. and selected countries. nCounter is the registered trademark of NanoString Technologies, Inc. in the U.S. and selected countries and used by Veracyte under license. Immunoscore® is the registered trademark of Inserm in the U.S. and selected countries and is used by HalioDx under license.

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Investor and Media Contact:

Tracy Morris

Vice President of Corporate Communications

& Investor Relations

Veracyte

tracy.morris@veracyte.com

650-380-4413

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